Exhibit 99.2

Wabash National Corporation

Unaudited Pro Forma Consolidated Balance Sheet

(in thousands)

	As of December 31, 2011
	Wabash	Walker
	Historical	Historical (n)	Adjustments		Pro Forma
Assets:
CURRENT ASSETS
Cash	$19,976	$12,069	$288,750	(a)	$19,976
			145,500	(b)
			(62,500	) (c)
			(371,750	) (d)
			(12,069	) (h)
Accounts receivable	52,219	39,983			92,202

Inventories	189,533	29,264	1,361	(e)	220,158
Prepaid expenses and other	2,317	2,296			4,613
Total current assets	264,045	83,612	(10,708)		336,949

Property, plant and equipment	96,591	22,154	12,434	(m)	131,179
Goodwill	-	15,676	134,906	(g)	150,582
Intangible assets	19,821	33,521	138,959	(f)	192,301
Other assets	7,593	3,892	750	(a)	10,918
			1,875	(c)
			(3,192	) (h)
Total Assets	$388,050	$158,855	$275,024		$821,929

Liabilities and Stockholders’ Equity:
CURRENT LIABILITIES
Current portion of capital lease obligations	$1,507	$-	$-		$1,507
Accounts payable	107,985	37,797	-		145,782
Deferred revenue	-	11,907	-		11,907
Other accrued liabilities	59,024	21,550	-		80,574
Current portion of long-term debt	-	1,602	(1,602	) (h)	-
			3,000	(a)	3,000
Total current liabilities	168,516	72,856	1,398		242,770

Other noncurrent liabilities	4,874	-	-		4,874
Capital lease obligations	3,314	-	-		3,314
Long-term debt	65,000	57,288	(57,288	) (h)	401,375
			286,500	(a)
			110,500	(b)
			(60,625	) (c)
Total Liabilities	241,704	130,144	280,485		652,333

Stockholders’ Equity:
Common stock	704	-	-		704
Additional paid-in capital	601,482	-	35,000	(b)	636,482
Accumulated deficit	(429,288)	30,800	(30,800	) (i)	(441,038)
			(11,750	) (d)
Treasury stock	(26,552)	-	-		(26,552)
Accumulated other comprehensive loss	-	(2,089)	2,089	(i)	-
Total Stockholders’ Equity	146,346	28,711	(5,461)		169,596

Total Liabilities and Stockholders’ Equity	$388,050	$158,855	$275,024		$821,929

(See Notes to Unaudited Pro Forma Consolidated Financial Statements)

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Wabash National Corporation

Unaudited Pro Forma Consolidated Statement of Operations

(in thousands, except per share amounts)

		Year ended December 31, 2011
	Wabash	Walker
	Historical	Historical (n)	Adjustments		Pro Forma(o)

Net sales	$1,187,244	$343,678	$-		$1,530,922
Cost of sales	1,120,524	271,454	850	(m)	1,392,828

Gross profit	66,720	72,224	(850)		138,094

General and administrative expenses	33,949	20,171	9,650	(j)	63,770
Selling expenses	12,981	13,402			26,383
Income from operations	19,790	38,651	(10,500)		47,941

Other income (expense)
Interest expense	(4,136)	(10,245)	(23,935	) (k)	(38,316)
Other, net	(441)	(107)	-		(548)

Income before income taxes	15,213	28,299	(34,435)		9,077

Income tax expense	171	139	(139	) (l)	171
Net income	$15,042	$28,160	$(34,296)		$8,906

Net income per share:
Basic	$0.22				$0.13
Diluted	$0.22				$0.13

Weighted average common shares and equivalent shares outstanding:
Basic	68,086				68,086
Diluted	68,418				68,418

(See Notes to Unaudited Pro Forma Consolidated Financial Statements)

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WABASH NATIONAL CORPORATION
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation and Other Transactions

The historical financial information as of and for year ended December 31, 2011 is derived from the historical consolidated financial statements of Wabash and Walker. The pro forma adjustments have been prepared as if the transactions described in these footnotes had taken place on December 31, 2011, in the case of the pro forma balance sheet or as of January 1, 2011, in the case of the pro forma statement of operations for the year ended December 31, 2011.

Assumptions and estimates underlying the pro forma adjustments are described in the notes below, which should be read in conjunction with the pro forma financial statements. Since the pro forma financial statements have been prepared based upon preliminary estimates and assumptions, the final amounts recorded may differ materially from the information presented. These estimates and assumptions are subject to change pending further review of the assets to be acquired and liabilities to be assumed, and as additional information becomes available. The final purchase price allocation will be determined after the acquisition is completed and the final amounts recorded may differ materially from the information presented.

The unaudited pro forma consolidated balance sheet and statement of operations reflects the following transactions:

•	the acquisition of Walker for a cash purchase price of $360.0 million;

•	the issuance by Wabash of a $300.0 million senior secured first lien term note;

•	the issuance by Wabash of $150.0 million of convertible senior notes, where we expect the notes would be convertible into cash, shares of our common stock or a combination of cash and shares, at our election, which we currently intend to settle any conversion of notes through “net share settlement”;

•	the repayment by Wabash of $60.6 million of borrowings on its secured revolving credit facility and amendment to this facility;

•	the payment of estimated underwriting commissions, financing origination fees and other acquisition related expenses in connection with the issuances of the notes above and fees related to the amendment to the senior secured revolving credit facility

Note 2. Pro Forma Adjustments and Assumptions

(a)	Reflects the assumed net proceeds to Wabash of $288.8 million from the issuance of a $300.0 million senior secured first lien term note due in 2018 (Term Note) after deducting an issuance discount, as well as underwriting discounts, commissions, and other transactions costs totaling approximately $11.2 million. These discounts and costs will be amortized through interest expense over the life of the note using the effective interest method. The total Term Note debt of $289.5 million, net of issuance discount and other transaction costs, has been reflected on the balance sheet, of which $3.0 million is current based on repayment terms. The foregoing are assumptions used for preparing these pro forma consolidated financial statements. The actual sources and terms of financing may differ.
(b)	Reflects the assumed net proceeds to Wabash of $145.5 million from the issuance of $150.0 million of convertible senior notes due in 2017 (the Notes) after paying underwriting discounts, commissions and other transaction costs of approximately $4.5 million, which will be amortized through interest expense over the life of the Notes using the effective interest method. Additionally, long term debt related to the Notes is recorded net of the fair value of the conversion option, preliminarily estimated to be $35.0 million, which has been recorded to additional paid in capital. The Company accounts separately for the liability and equity components of the Notes in accordance with authoritative guidance for convertible debt instruments that may be settled in cash upon conversion. The guidance requires the carrying amount of the liability component to be estimated by measuring the fair value of a similar liability that does not have an associated conversion feature. This $35.0 million will be amortized through interest expense over the life of the notes using the effective interest method. The foregoing are assumptions used for preparing these pro forma consolidated financial statements. The actual sources and terms of financing may differ.
(c)	Reflects the repayment by Wabash of $60.6 million of secured revolving credit facility borrowings and costs of $1.9 million associated with the amendment to the facility, which will be amortized through interest expense over the life of the facility using the effective interest method.

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(d)	Reflects the estimated purchase price of Walker of $360.0 million, other acquisition related costs of $5.0 million and nonrefundable bridge loan financing fees of $6.8 million.
(e)	Reflects an adjustment to record Walker’s inventory at fair value. The preliminary estimated fair value of Walker’s inventory was $30.6 million at December 31, 2011 compared to a carrying value of $29.3 million resulting in a total increase to inventory of $1.4 million.
(f)	Reflects an adjustment to record intangible assets, based on a preliminary appraisal, related to Walker at fair value consisting of the following (in millions):

Preliminary and Tentative

Trade names and trade marks (indefinite)	$30.6
Order backlog (less than 1 year)	7.5
Customer lists (10 years)	118.6
Acquired technology (10 years)	15.8
Total	172.5
Less historical intangibles of Walker	33.5
Adjustment	$139.0

(g)	Reflects the goodwill arising from the transaction. Goodwill was determined as follows (in millions):

Estimated Walker purchase price	$360.0
Fair value of liabilities assumed	71.3
Fair value of assets acquired	(280.7)
Goodwill arising from the transaction	150.6
Less historical goodwill of Walker	15.7
Adjustment	$134.9

(h)	Reflects removal of Walker’s cash and debt that were not acquired by Wabash as well as removal of associated historical deferred financing costs.
(i)	Reflects elimination of Walker’s historical members’ equity balances.
(j)	Reflects the adjustments for amortization of the intangible assets described in note (f) of the Notes to the Unaudited Pro Forma Consolidated Balance Sheet.
(k)	Reflects adjustment for increase in interest expense as a result of the issuance of the Term Note and the Notes and repayment of borrowings under the existing facility from the net proceeds of the issuances of the Notes as well as modifications to the interest rate and credit line under the amended senior secured revolving credit facility. After the consummation of the transactions described in Note 1, the Company’s outstanding indebtedness on a pro forma basis as of December 31, 2011 is expected to consist of (i) $4.4 million of outstanding borrowings and outstanding letters of credit of $4.3 million on the amended $150.0 million senior secured revolving credit facility, (ii) $300.0 million of borrowings under the Term Note and (iii) $150.0 million of borrowings under the Notes. The foregoing are assumptions used for preparing these pro forma consolidated financial statements. The actual sources and terms of financing may differ. If interest rates on the Term Note were 0.125% different, pro forma interest expense would change by $0.4 million. The individual components of the net change in interest expense are as follows (in millions):

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Year Ended December 31, 2011
Historical interest expense as reported by Wabash	$4.1
Historical interest expense as reported by Walker	10.2
Total historical interest expense	14.4

Pro forma interest expense associated with the Term Note (an assumed effective interest rate of approximately 8%, including amortization of debt discounts and deferred financing costs)	22.9
Pro forma interest expense associated with the Notes (an assumed effective interest rate of approximately 9%, including amortization of debt discounts and deferred financing costs)	13.1
Reduction of interest expense associated with revolver after repayment of borrowings and amendment to facility	(1.9)
Removal of Walker interest expense associated with debt not assumed in acquisition	(10.2)
Net adjustment	23.9

Pro forma interest expense	$38.3

(l)	Reflects reversal of Walker’s historical income tax expense. No adjustment has been made to reflect income tax benefit of the net adjustment to income before income taxes of $34.4 million as it was assumed that it was not more-likely-then-not that deferred tax assets would be realized.
(m)	Reflects the adjustment to increase Walker property, plant and equipment to fair value, based on a preliminary appraisal, with the corresponding impact on depreciation expense.
(n)	Certain reclassifications have been made in the historical Walker financial statements to conform to Wabash’s financial statement presentation. These reclassifications have no impact on net income or stockholders’ equity.
(o)	The pro forma statement of operations does not include approximately $5.0 million of acquisition costs, $1.4 million of acquired profit in inventories, $6.8 million of bridge loan financing costs and $7.5 million of backlog intangible amortization that will be recorded as expenses during the first year after completion of the transaction. Additionally, the pro forma statement of operations does not reflect any impact to diluted net income per share of the Notes. Under the treasury stock method, the Notes will have a dilutive impact when the average market price of the Company’s common stock is above the conversion price of the Notes.

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